UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2005

Delta Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12109	11-3336165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Woodbury Road Suite 200 Woodbury, New York 11797
(Address of principal executive offices)

(516) 364-8500
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2005, Delta Financial Corporation (the “Company”) held its annual meeting of stockholders (the “Meeting”). At the Meeting, the stockholders approved (a) the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and (b) the Company’s 2005 Senior Executive Bonus Plan (the “2005 Bonus Plan”). In March 2005, the Company’s Board of Directors approved the adoption of the 2005 Plan and the 2005 Bonus Plan, and the Compensation Committee of the Board of Directors designated the participants in the 2005 Bonus Plan for 2005 (including establishing for each participant a target award, performance goal and formula to determine the actual award). The 2005 Plan became effective upon approval by the Company’s stockholders at the Meeting. The 2005 Bonus Plan became effective in March 2005 upon its adoption by the Board of Directors but was subject to approval by the Company’s stockholders at the Meeting.

2005 Stock Incentive Plan

A total of 1,000,000 shares of the Company’s common stock are initially reserved for issuance under the 2005 Plan, subject to adjustment only in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of the Company.

The 2005 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Company’s Board of Directors or one or more committees designated by the Board. The 2005 Plan will be administered by the Company’s Compensation Committee.

The 2005 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “awards”). Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants.

The term of any award granted under the 2005 Plan may not be for more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award.

The 2005 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). In the case of stock appreciation rights, the base appreciation amount will not be less than 100% of the fair market value of the common stock on the date of grant. In the case of all other awards granted under the 2005 Plan, the exercise or purchase price will be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

The 2005 Plan provides that (i) any reduction of the exercise price of any option awarded under the 2005 Plan will be subject to stockholder approval (except as a result of a stock split or similar occurrence) and (ii) canceling any option awarded under the 2005 Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award will be subject to stockholder approval.

The 2005 Plan contains provisions for acceleration or adjustment of awards in the event of certain corporate transactions or changes in control. Effective upon the consummation of a corporate transaction (as defined in the 2005 Plan), all outstanding awards will terminate. However, all such awards will not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a corporate transaction, the award will automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction. In the event an outstanding award is assumed or replaced by the successor entity in connection with a corporate transaction, the award will automatically become fully vested and exercisable for all of the shares at the time represented by the award if the participant is terminated without cause within 12 months after the effective date of such corporate transaction. In the event of a change in control (as defined in the 2005 Plan), an award will automatically become fully vested and exercisable for all of the shares at the time represented by the award if the participant is terminated without cause within 12 months after the effective date of such change in control.

The Company’s Board of Directors may at any time amend, suspend or terminate the 2005 Plan. The 2005 Plan will terminate ten years after its effective date, unless terminated earlier by the Board.

As of the date hereof, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options under the 2005 Plan.

2005 Senior Executive Bonus Plan

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the Company’s four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1.0 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). The 2005 Bonus Plan is designed to qualify awards made under the plan as performance-based compensation so that the Company may receive a federal income tax deduction for the payment of incentive bonuses to the Company’s executives.

The 2005 Bonus Plan is administered by the Compensation Committee of the Board of Directors in accordance with the requirements of Section 162(m).

All officers of the Company are eligible to participate in the 2005 Bonus Plan. Participation in the 2005 Bonus Plan by any particular officer is determined annually in the discretion of the Compensation Committee. For 2005, the participants in the 2005 Bonus Plan are Hugh Miller, the Company’s Chief Executive Officer, and Richard Blass, the Company’s Chief Financial Officer. Participation in future years will be in the discretion of the Compensation Committee, but it currently is expected that two to ten officers will participate each year.

For each year, the Compensation Committee will establish in writing: (i) a target award for each participant; (ii) the performance goals which must be achieved in order for the participant to be paid the target award; and (iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals. Each participant’s target award will be expressed as either a percentage of his or her base salary or such other amount as determined by the Compensation Committee. Base salary under the 2005 Bonus Plan means the participant’s annual salary rate on the last day of the plan year.

There are twenty-nine performance measures which the Compensation Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax income, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) cost to originate loans, (xix) loan quality, (xx) loan origination, (xxi) corporate overhead costs, (xxii) loan delinquency rates, (xxiii) liquidity management, (xxiv) loan losses, (xxv) net interest income, (xxvi) net interest income margin, (xxvii) return on capital invested, (xxviii) stockholders’ equity and (xxix) income (before income tax expense).

After the end of each plan year, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant’s actual award under the 2005 Bonus Plan may exceed $5.0 million for any year.

Awards under the 2005 Bonus Plan generally will be payable in cash after the end of the year during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s 2005 Plan or successor equity compensation plan.

The Board of Directors may amend or terminate the 2005 Bonus Plan at any time and for any reason, but, in accordance with Section 162(m), certain material amendments to the plan will be subject to stockholder approval in order to maintain the plan’s compliance with Section 162(m).

Awards Under the 2005 Senior Executive Bonus Plan

In March 2005, the Compensation Committee of the Board of Directors designated Mr. Miller and Mr. Blass as the participants in the 2005 Bonus Plan for 2005 and established a target award, performance goal and payout formula for each of Mr. Miller and Mr. Blass, with payment of the actual awards subject to approval of the 2005 Bonus Plan by the Company’s stockholders at the Meeting. The Compensation Committee established a maximum target award for 2005 of $1,500,000 for Mr. Miller and $350,000 for Mr. Blass. The Compensation Committee established for Mr. Miller a combined performance goal for 2005 with respect to: total loan origination, income (before income tax expense), return on equity, return on assets and cost to originate loans. For 2005, the Compensation Committee has also established for Mr. Blass a combined performance goal for 2005 with respect to: income (before income tax expense), return on equity, return on assets and cost to originate loans. For both Mr. Miller and Mr. Blass, the Compensation Committee has also established a formula, with such measurements as variables, which will determine actual awards.

Because payments under the 2005 Bonus Plan are determined by comparing actual performance to the annual performance goals established by the Compensation Committee, it is not possible to conclusively state the amount of benefits which will be paid under the 2005 Bonus Plan. The following table sets forth the target awards that would be payable to the named executive officers, and to all current executive officers as a group, if the performance goals established by the Compensation Committee for 2005 are exactly 100% achieved. There can be no assurance that the pre-established performance goals actually will be achieved in whole or in part, and therefore there can be no assurance that the target awards shown below actually will be paid in the amounts shown. Amounts paid, if any, may be lesser than the amounts shown below depending upon the Company’s financial performance compared to the stated goals.

Name and Principal Position	Dollar Value of 2005 Target Awards
Hugh Miller, President & Chief Executive Officer	$1,500,000
Richard Blass, EVP & Chief Financial Officer	$350,000
All current executive officers, as a group	$1,850,000
All directors who are not executive officers, as a group	$--
All employees, including all current officers who are not executive officers, as a group	$--

* * *

A copy of the 2005 Plan is incorporated by reference herein as Exhibit 10.1 and a copy of the 2005 Bonus Plan is incorporated by reference herein as Exhibit 10.4. A more extensive discussion of the terms of each of the 2005 Plan and the 2005 Bonus Plan is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Number	Description
10.1	Delta Financial Corporation 2005 Stock Incentive Plan (incorporated by reference from the registrant’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2005)
10.2	Form of Restricted Stock Bonus Award Agreement
10.3	Form of Stock Option Award Agreement
10.4
Delta Financial Corporation 2005 Senior Executive Bonus Plan (incorporated by reference from the registrant’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2005)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA FINANCIAL CORPORATION

Date: May 24, 2005	By:	/s/ Marc E. Miller

Title: Senior Vice President and Secretary